UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2006

ENCLAVES GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-29689	20-1951556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2550 East Trinity Mills Road, Suite 122, Carrollton, Texas		75006
(Address of principal executive offices)		(zip code)

Registrant's telephone number, including area code: (972) 416-9304

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On February 6, 2006, we entered into a Purchase and Sale Agreement with Bruce Hussey and Franca Hussey (together the “Seller”), which we previously filed as Exhibit 10.1 to the Report on Form 8-K dated February 6, 2006 (the “Purchase and Sale Agreement”). Under the Purchase and Sale Agreement, we agreed to acquire certain parcels of land containing approximately one hundred sixteen (116) acres, located in the Town of Mansfield, Tolland County, Connecticut, for a purchase price of five million dollars ($5,000,000), subject to the opportunity to review such property during a feasibility period. On March 21, 2006, after conducting our due diligence review and investigation of the subject property we determined that the acquisition was not feasible as originally contemplated and by written notice to the Seller we exercised our right to terminate the Purchase and Sale Agreement and otherwise terminate all further obligations under the Purchase and Sale Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCLAVES GROUP, INC.

Dated: March 27, 2006	By:	/s/ Daniel G. Hayes
Name: Daniel G. Hayes
Title: President and Chief Executive Officer